Exhibit 99.1

NEWS RELEASE

Contacts:
Vertis Communications
Dean D. Durbin
President & CEO
410.361.8367

Stephen E. Tremblay
Chief Financial Officer
410.361.8352

VERTIS ANNOUNCES 2006 THIRD QUARTER EARNINGS

BALTIMORE (October 30, 2006) — Vertis Communications (“Vertis” or the “Company”), announced today results for the three and nine months ended September 30, 2006.

Revenue

Revenue in the third quarter of 2006 amounted to $352.2 million versus $367.0 million in the third quarter of 2005, a decrease of $14.8 million or 4.0%.

Revenue in our Advertising Inserts segment declined $3.9 million or 1.5% due to lower volume and pricing, which includes product, customer and equipment mix (“Pricing”).  Direct Mail revenue decreased $2.9 million or 3.9% largely due to lower volume.  The acquisition of USA Direct in May of 2006 contributed $8.3 million of quarter-over-quarter growth in Direct Mail revenue.  Corporate and other revenue declined $8.0 million largely due to lower Premedia revenue.

On a year-to-date basis, revenue amounted to $1,051.6 million in 2006 versus $1,064.6 million in 2005, a decrease of $13.0 million or 1.2%.

Advertising Inserts revenue declined $14.8 million or 2.0% due to lower volume and Pricing.  Direct Mail revenue increased $20.8 million or 10.2% due to improved volume and Pricing and $10.9 million from the acquisition of USA Direct.  Corporate and other revenue declined $19.5 million largely due to lower Premedia revenue.

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA amounted to $30.0 million in the third quarter of 2006 versus $41.2 million in 2005.  Excluding restructuring charges, EBITDA amounted to $33.1 million in 2006 versus $42.9 million in 2005, a decrease of $9.8 million or 22.9%.  Through September 30, 2006, EBITDA amounted to $97.5 million in 2006 versus $95.6 million in 2005.  Excluding restructuring charges, EBITDA amounted to $109.6 million in 2006 versus $112.0 million in 2005, a decrease of $2.4 million or 2.1%.

Vertis Communications	www.vertisinc.com
250 West Pratt Street | Baltimore, MD 21201 | 800.577.3569
© 2006 Vertis, Inc.

Segment EBITDA

Advertising Inserts EBITDA excluding restructuring charges was $27.6 million and $30.3 million in the third quarter of 2006 and 2005, respectively, a decrease of $2.6 million or 8.7%.  Through September 30, Advertising Inserts EBITDA excluding restructuring charges was essentially flat at $83.7 million.  The period-over-period changes reflect the impact of lower revenue as noted above offset by lower costs.

Direct Mail EBITDA excluding restructuring charges was $6.3 million in the third quarter of 2006 compared to $11.7 million in 2005, a decrease of $5.4 million or 45.9%.  This decrease in quarterly EBITDA was largely driven by lower volume and Pricing.  Through September 30, Direct Mail EBITDA excluding restructuring charges was $27.0 million in 2006 compared to $24.9 million in 2005, an increase of $2.1 million or 8.2%.  The improvement in Direct Mail EBITDA was largely the result of the growth in volume.

Corporate and other EBITDA excluding restructuring charges declined $1.8 million and $4.4 million in the third quarter and the first nine months of 2006 versus 2005, respectively, primarily as the result of softness in Premedia.

Discontinued Operations

As previously announced, Vertis reached an agreement for the sale of its fragrance division in September 2006.  As a result, the operations of the fragrance division have been classified as a discontinued operation in all periods presented.  The Company expects to receive total proceeds of approximately $42 million in the transaction, of which $39.4 million has been received as of September 30, 2006.  The gain, which is estimated to be between $21 million and $23 million, has been deferred until the fourth quarter commensurate with completion of transitional services provided on behalf of the buyer.

Net loss

The net loss in the third quarter of 2006 was $18.1 million versus a net loss of $24.6 million in the third quarter of 2005.  The third quarter of 2006 included $300,000 in income from discontinued operations versus $25.3 million in losses from discontinued operations in 2005.

Through September 30, 2006, the net loss in 2006 was $44.7 million versus a net loss of $183.5 million in the comparable period in 2005.  The first nine months of 2006 includes the negative impact of the cumulative effect of an accounting change of $1.7 million and income from discontinued operations of $1.2 million, while the first nine months of 2005 included $142.6 million in losses from discontinued operations.  Excluding these items in both periods, the net loss through September 30, 2006 was $44.2 million versus $40.9 million in 2005.  The change reflects the aforementioned decrease in

EBITDA and an increase in interest offset by lower depreciation and amortization.

Commenting on the third quarter, Dean D. Durbin, President and Chief Executive Officer stated, “The third quarter reflected softness in direct mail, which contributed largely to our overall performance, but it is important to note that our direct mail business was still up on a year-over-year basis through September 30.”

Mr. Durbin went on to note, “The overall environment impacting our inserted products continues to reflect the downward pressure on pricing, but we did see some volume stabilization in the quarter.  Overall, we continue to manage our costs and focus on opportunities to improve efficiencies.  And, as evidenced by the divestiture of our fragrance division and purchase of USA Direct, we continue to take actions to drive our core business.”

Liquidity

With respect to liquidity, the Company ended the quarter with $78.6 million available on its $220 million revolving credit facility.  EBITDA calculated for covenant purposes was $180.2 million or $20.2 million above the minimum requirement.

Conference Call

Vertis will be holding a conference call on Tuesday, October 31, 2006 at 11:00 am EST, to discuss earnings for the three and nine months ended September 30, 2006.  Dean D. Durbin, President and Chief Executive Officer, will host the conference call at 888.316.9407 or 1.517.308.9008 for international callers and the passcode confirmation is VERTIS Q3. A recording of the call will be available for review for one week at 800.944.3031 or 1.402.220.3880 for international callers.

Vertis, Inc. and Subsidiaries

Balance Sheet Data

In thousands

	September 30,	December 31,
	2006	2005
	(Unaudited)
Total current assets	$242,992	$235,195
Property, plant and equipment, net	331,501	336,248
Other long-term assets	303,216	301,196
Total assets	877,709	872,639

Total current liabilities	307,113	309,259
Long-term debt	1,107,167	1,049,059
Other long-term liabilities	34,055	40,199
Total liabilities	1,448,335	1,398,517

Total stockholder’s deficit	(570,626)	(525,878)
Total liabilities and stockholder’s deficit	$877,709	$872,639

Vertis, Inc. and Subsidiaries
Consolidated Statements of Operations

In thousands

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
	(Unaudited)		(Unaudited)

Revenue	$352,228	$366,987	$1,051,570	$1,064,646
Operating expenses:
Costs of production	280,826	285,954	830,947	838,528
Selling, general and administrative	36,277	36,247	105,228	108,405
Restructuring charges	3,114	1,742	12,181	16,451
Depreciation and amortization of intangibles	15,055	16,148	43,078	47,460
	335,272	340,091	991,434	1,010,844
Operating income	16,956	26,896	60,136	53,802
Other expenses:
Interest expense, net	33,502	32,457	98,614	96,693
Other, net	2,017	1,841	5,758	5,707
	35,519	34,298	104,372	102,400

Loss from continuing operations before income tax benefit and cumulative effect of accounting change	(18,563)	(7,402)	(44,236)	(48,598)
Income tax benefit	(165)	(8,188)	(24)	(7,665)
(Loss) income from continuing operations before cumulative effect of accounting change	(18,398)	786	(44,212)	(40,933)

Income (loss) from discontinued operations	302	(25,343)	1,193	(142,574)
Cumulative effect of accounting change	—	—	(1,654)	—

Net loss	$(18,096)	$(24,557)	$(44,673)	$(183,507)

Vertis, Inc. and Subsidiaries
Rollforward of Debt
(Unaudited)

In thousands

Total debt as of December 31, 2005	$1,049,059

Revolver activity net borrowing	73,510
USA Direct acquisition	20,994
Fragrance divestiture	(39,367)
Accretion of discount	2,971

Total change in debt	58,108

Total debt as of September 30, 2006	$1,107,167

Segment Information:

The following is information regarding the Company’s segments

		Three months ended		Nine months ended
		September 30,		September 30,
(in thousands)		2006	2005	2006	2005
		(Unaudited)		(Unaudited)
Revenue	Advertising Inserts	$252,491	$256,350	$736,047	$750,833
	Direct Mail	71,488	74,374	225,495	204,650
	Corporate & Other	30,693	38,706	97,128	116,616
	Eliminations	(2,444)	(2,443)	(7,100)	(7,453)
	Consolidated	$352,228	$366,987	$1,051,570	$1,064,646

EBITDA	Advertising Inserts	$26,336	$29,341	$78,206	$76,157
	Direct Mail	5,080	11,663	25,255	22,950
	Corporate & Other	(1,422)	199	(6,005)	(3,552)
	Consolidated EBITDA	29,994	41,203	97,456	95,555

	Depreciation and amortizationof intangibles	15,055	16,148	43,078	47,460
	Interest expense, net	33,502	32,457	98,614	96,693
	Income tax benefit	(165)	(8,188)	(24)	(7,665)

	Consolidated (loss) income from continuing operations before cumulative effect of accounting change	$(18,398)	$786	$(44,212)	$(40,933)

Restructuring	Advertising Inserts	$1,291	$910	$5,497	$7,542
charges	Direct Mail	1,265	75	1,729	1,985
	Corporate & Other	558	757	4,955	6,924
	Consolidated	$3,114	$1,742	$12,181	$16,451

EBITDA, excluding	Advertising Inserts	$27,627	$30,251	$83,703	$83,699
restructuring charges	Direct Mail	6,345	11,738	26,984	24,935
	Corporate & Other	(864)	956	(1,050)	3,372
	Consolidated	$33,108	$42,945	$109,637	$112,006

EBITDA represents the sum of income (loss) from continuing operations before cumulative effect of accounting change, net interest expense, income taxes, depreciation and amortization of intangible assets.  The Company believes that EBITDA is useful because that information is an appropriate measure for evaluating the Company’s operating performance.  We present EBITDA to provide additional information regarding our performance and because it is a measure by which we gauge our profitability.  EBITDA is not a measure of financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  You should not consider it as an alternative to income (loss) from continuing operations before cumulative effect of accounting change as a measure of operating performance.  Our calculation of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited.  The most comparable measure to EBITDA in accordance with GAAP is income (loss) from continuing operations before cumulative effect of accounting change.  A reconciliation of EBITDA to income (loss) from continuing operations before cumulative effect of accounting change is included in the table below.

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Consolidated (loss) income from continuing operations before cumulative effect of accounting change	$(18,398)	$786	$(44,212)	$(40,933)
Depreciation and amortization of intangibles	15,055	16,148	43,078	47,460
Interest expense, net	33,502	32,457	98,614	96,693
Income tax benefit	(165)	(8,188)	(24)	(7,665)
EBITDA	$29,994	$41,203	$97,456	$95,555

About Vertis Communications

Vertis Communications serves as marketing partner to many of today’s Fortune 500 companies. Vertis Communications leverages its vast experience in managing large, complex, time-sensitive assignments to turn its clients’ marketing ideas into realities. Headquartered in Baltimore with more than 100 locations nationwide, Vertis Communications offers world-class consulting, creative, research, direct, media, technology, and production services. In 2005, Vertis was recognized as one of the “Most Admired Companies” in Marketing and Advertising by Fortune magazine.  To learn more, visit www.vertisinc.com.

This press release and conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believes, “anticipates, “expects, “estimates, “plans, “intends,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from projected results. Factors that may cause these differences include fluctuations in the cost of raw materials we use, changes in the advertising, marketing and information services markets, the financial condition of our customers, actions by our competitors, changes in the legal or regulatory environment, general economic and business conditions in the U.S. and other countries, and changes in interest and foreign currency exchange rates.

Consequently, you should consider any such forward-looking statements only as our current plans, estimates, and beliefs. Even if those plans, estimates, or beliefs change because of future events or circumstances, we decline any obligation to publicly update or revise any such forward-looking statements.

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